Exhibit 99.1

Dear Fellow Stockholders,

On the heels of our Q2 2014 earnings release, I am pleased to provide you with a positive report about the opportunities before us, our improving results and how we’re continuing to build value for stockholders.

The Market Opportunity Is Very Attractive

Real-time imaging for minimally invasive surgical procedures has been a game-changer since fluoroscopy revolutionized cardiovascular surgery in the 1970’s. Over the next several decades, the revolution expanded to include arthroscopy in orthopedic surgery and laparoscopy in abdominal surgery. Real-time image guidance has been responsible for enabling a broad range of minimally invasive surgical options, offering patients shorter hospital stays, faster recovery times, less discomfort and lower rates of complications. Today, more than 1.5 million catheter lab procedures are performed each year, more than 1.2 million orthopedic procedures are guided by arthroscopy, and more than 4 million patients receive a laparoscopic abdominal surgery.

The next major wave of real-time image-guided surgical procedures is upon us, and MRI Interventions leads the charge with our own MRI-guided platform for minimally invasive neurosurgery, the ClearPoint® system. With ClearPoint, we are establishing a gateway for the delivery of a number of neurological therapies under direct, intraprocedural MRI guidance: electrode placement for deep brain stimulation therapy, brain biopsies, catheter placement for the MRI-guided laser ablation of malignancies and epileptic foci, and more. We estimate that in the coming years, more than 2 million patients in the United States suffering from treatment-resistant neurological diseases and disorders could benefit from a MRI-guided procedure enabled by our ClearPoint system.

Our Results Continue to Accelerate

ClearPoint technology is benefitting an increasing number of these patients. On our recent earnings call for Q2 2014 we announced disposable product revenues of $766,000, an increase of 90% compared with Q2 2013 disposable sales. This is our eighth consecutive quarter of sequential growth in disposable product revenues, representing continued growth in utilization of the ClearPoint system for neurosurgical procedures. We also reported record total product revenues of $1.2 million for the quarter, further demonstrating the commitment of neurosurgical institutions to apply our advanced technology in their surgical programs.

We also announced the recent addition of three new ClearPoint sites to our growing body of users, bringing the total number of ClearPoint sites to 37 (35 in the U.S., 2 in Europe), up from 25 sites at the end of Q2 2013. This group comprises 7 of the top 15 hospitals for neurology and neurosurgery as ranked by US News and World Report, including institutions such as UCSF Medical Center, Brigham and Women’s Hospital, Houston Methodist and Emory University Hospital.

Clinicians are Realizing the Value of the ClearPoint Platform

Surgeons recognize the value of our platform and have been using the ClearPoint system for a growing variety of procedures. The ClearPoint system is being utilized to implant Medtronic’s deep brain stimulation (DBS) and NeuroPace’s responsive neurostimulator (RNS) electrodes precisely in the brain. It is being used to place both Visualase and Monteris laser ablation catheters for MRI-guided laser ablation procedures. Surgeons have used the system to biopsy small or deep-seated tumors in the brain and to navigate the aspiration of cysts and tumors. Just recently, a UCSD surgeon, taking advantage of the ClearPoint system’s platform capabilities, used the system to navigate a biopsy, tumor aspiration and laser ablation all in the same setting for a single patient.

Our participation in drug delivery clinical trials has also grown over the past several quarters. The ClearPoint system is now involved in 6 trials, 2 for Parkinson’s disease and 4 for brain tumor. Through our involvement in these trials, we are helping companies like Sanofi-Genzyme, uniQure, Tocagen, and Merrimack Pharmaceuticals, as well as institutions including the National Institutes of Health, Memorial Sloan-Kettering Cancer Center, and UCSF Medical Center, in their efforts to develop new paradigms for addressing patients with these illnesses. We share in Tocagen’s excitement regarding their recent report that updated interim data in the Toca 511 & Toca FC clinical trials demonstrate 6- and 12-month survival rates higher than historical published data.

We estimate that 30,000 patients in the U.S. are diagnosed with a primary brain tumor each year, and that 150,000 patients living with Parkinson’s disease do not receive sufficient benefit from their medications. We hope that the involvement of our ClearPoint system in these drug delivery clinical trials can help lead to new and improved options for current and future patients with these diseases.

There is increasing recognition of our growing applications. Multiple conference presentations and journal publications regarding the ClearPoint platform have highlighted the variety of procedures the system enables, as well as the benefits it brings to each:

●	Articles published in the medical journals Neurosurgery and Clinical Neurology and Neurosurgery reported submillimetric accuracy in DBS electrode placement with the ClearPoint system.

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A study published in Journal of Neurosurgery: Pediatrics regarding DBS electrode placement in 12 pediatric patients with dystonia concluded that “[i]nterventional MRI–guided DBS using the ClearPoint system was extremely accurate, provided real-time confirmation of DBS placement, and could be used in any diagnostic MRI suite.” A single brain penetration was used for placement of all 12 leads in the study.

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Presentations given at the Annual Meeting of the International Society for Magnetic Resonance in Medicine, Targeted Drug Delivery Conference, Annual Society for Neuro-Oncology Scientific Meeting, and American Association of Neurosurgeons Annual Meeting highlighted the importance of ClearPoint’s real-time visualization in clinical trials for drugs injected directly into neurological structures.

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A presentation given at this year’s American Society for Stereotactic and Functional Neurosurgery biennial conference covered the ClearPoint system’s role in the targeting and placement of laser ablation catheters.

We Have Invested in our Organization and Talent to Accelerate Results

Growth in product revenues, new sites, new applications and new collaborations has been very exciting, and we have been able to support these rapid developments with the growth of our internal infrastructure as well. We began expanding our sales and marketing organization in late 2012, and today the team is comprised of dedicated and seasoned professionals with backgrounds from companies including J&J Codman, Integra Lifesciences, Stryker and Medtronic. We have also continued to expand our intellectual property portfolio over the past several quarters, as our portfolio presently includes 100 issued patents and over 95 patent applications, both U.S. and foreign. Our ClearPoint system components are assembled on-site in Irvine, California at our FDA-registered, ISO 13485-certified facility.

Over the past several quarters we have also continued to deepen the industry expertise of our Board of Directors by adding medical device business experts Maria Sainz, former CEO of Concentric, and Tim Richards, former President of VNUS, Covidien, both of whom possess vast career experience in the industry. Dr. Phil Pizzo, former Dean of Stanford School of Medicine, further bolsters our Board with his extensive experience as a leader in academic medicine.

We are not alone in our belief that real-time MRI guidance is the future of neurosurgical interventions. Last month, Medtronic demonstrated its own confidence in the growth of this field with its acquisition of Visualase, a MRI-guided laser ablation company whose technology is enhanced and complemented by the ClearPoint platform.

Beyond neurosurgery, we are bolstered by our exclusive relationship with another industry giant, Siemens Healthcare, related to our ClearTrace® platform for MRI-guided cardiac interventions, which remains on track for an initial European product release in the fourth quarter of 2015.

In summary, real-time MRI guidance is creating a paradigm shift in the way neurosurgical procedures are performed, and it is gaining traction. We understand the challenges ahead, and we continue to build a results-oriented culture which is needed to change medical practice in our target markets. We are delighted with our improving results and excited to see the momentum build as we lead this market change. We are nearing the day when the transformation of intraprocedural image guidance in neurosurgery will resemble that in cardiovascular, orthopedic and abdominal surgery. Real-time MRI guidance is the gateway for this shift in numerous segments and we believe we hold the key with our technology.

Thank you for your continued support as we maintain our efforts to change people’s lives with our innovative technologies.

Very truly yours,

Kimble L. Jenkins

Chief Executive Officer